    Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-214363 and 333-225748) on Form  S-8 of Ottawa Bancorp, Inc. of our report dated March 28, 2019, relating to the consolidated financial statements of Ottawa Bancorp, Inc., appearing in this Annual Report on Form 10-K of Ottawa Bancorp, Inc. for the year ended December 31, 2018.

/s/ RSM US LLP

Chicago, Illinois

March 28, 2019